EXHIBIT 10.2

Executive Severance and Change-in-Control Policy

Effective Date: November 6, 2025
Approved by: Board of Directors / Compensation Committee

1. Purpose

The purpose of this Policy is to provide fair and consistent severance protection to key executives (CEO/CFO) of Jewett Cameron Companies (“Company”) in the event of certain terminations of employment, including those occurring in connection with a Change in Control of the Company.

2. Eligibility

This Policy applies to the CEO and CFO of the Company. Participation does not guarantee continued employment or modify the at-will nature of employment.

3. Definitions

•	Cause includes but is not limited to, gross misconduct, willful neglect of duties, fraud, dishonesty, conviction of a felony or crime of moral turpitude, repeated violations of material Company policy, including insubordination, that remains uncured (based on a documented notice of infraction by Board oversight).
•	Good Reason means a material reduction in duties, compensation, or authority, or relocation more than 50 miles from the executive’s current work location, without the executive’s consent. The Executive must provide written notice within 30 days of the event and allow 30 days for the Company to cure.
•	Voluntary termination includes greater than 2 days “no show/no contact” for work, walking off the job, verbal or written notice to a supervisor or Board Director(s) that the executive is quitting.
•	Change in Control shall be deemed to have occurred if:
o	there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;
o	there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company;
o	any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection shall not apply to an underwritten public offering of the Company’s securities; or

o	there is a change in control of the Board of Directors as a result of accepting new investors with board rights or a change by more than 50% of the Board as a result of the vote of shareholders at a shareholders’ meeting held for the purpose of voting for directors.

4. Severance Benefits

A. Termination Without Cause or for Good Reason (No Change in Control)

If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason outside a Change in Control period, the Executive shall receive:

•	Cash Severance: A minimum of 9 months salary PLUS 1 week/year of employment not to exceed 12 months in the aggregate, payable in regular payroll installments
•	Bonus: Pro-rated annual bonus for the year of termination paid at next fiscal year end up to 90 days after August 31.
•	Health Coverage:
Continued medical and dental coverage under COBRA, with Company-paid premiums (or reimbursement of premiums) for the calculated severance period, provided that if the Executive elects coverage under a subsequent employer’s group health insurance plan during those months, payment of such premiums shall cease.
•	Equity: This clause will take precedence to any signed Restricted Stock Agreement. Any unvested equity awards will be accelerated within 30 days after termination and deemed fully vested.

B. Termination Without Cause or for Good Reason (Within 12 Months Following a Change in Control)

If the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason within 12 months after a Change in Control (or during the three month period prior to the completion of the Change in Control), the Executive shall receive:

•	Cash Severance: A minimum of 9 months salary PLUS 1 week/year of employment not to exceed 12 months in the aggregate, payable in in a lump sum in cash as soon as practicable following termination
•	Bonus: Pro-rated annual bonus for the year of termination paid at next fiscal year end up to 90 days after August 31.
•	Health Coverage:
Continued medical and dental coverage under COBRA, with Company-paid premiums (or reimbursement of premiums) for 12 months, provided that if the Executive elects coverage under a subsequent employer’s group health insurance plan during those months, payment of such premiums shall cease.

•	Equity: This clause will take precedence to any signed Restricted Stock Agreement. Any unvested equity awards will be accelerated within 30 days after termination and deemed fully vested.

5. Conditions for Payment

To receive severance benefits, the Executive must:

•	Sign and not revoke a Severance and Release Agreement in a form determined by and satisfactory to the Company;
•	Comply with non-compete, non-solicitation, and confidentiality obligations contained in the Severance and Release Agreement or other Company agreements and policies; and
•	Return all Company property.

6. Administration

The Compensation Committee administers this Policy, interpreting and enforcing its terms in its sole discretion. The payments and benefits under the Policy are intended to be, and shall be interpreted to be, exempt from section 409A of the Internal Revenue Code of 1986, as amended. However, in no event is the Company responsible for any tax or penalty owed by an Employee with respect to the payments under this Policy.

7. Amendment and Termination

The Board of Directors may amend or terminate this Policy at any time; however, no change will reduce benefits for an Executive whose termination has already occurred or is pending.

8. Governing Law

This Policy is governed by the laws of the State of Oregon

9. Miscellaneous

No provision of this Policy will give any person any right to be retained in the employ of the Company. The Company specifically reserves the right and power to dismiss or discharge any employee for any reason or no reason and at any time.

The Company may withhold from any payment under this Policy an amount the Company reasonably believes is required to be withheld.

No payment or benefit under this Policy shall duplicate any other severance payment or benefit under another policy, program, or plan of the Company. If the Employee is entitled to severance payments or benefits under another policy, program, or plan of the Company, the Employee shall receive only the amounts under this Policy, if any, that exceed such other amounts.